Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS $14.3 MILLION
SECOND QUARTER EARNINGS

REINSTATES QUARTERLY CASH DIVIDEND

HONOLULU, HI, July 25, 2013 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank (the “Bank”), today reported net income for the second quarter of 2013 of $14.3 million, or $0.34 per diluted share, compared to net income in the second quarter of 2012 of $10.8 million, or $0.26 per diluted share, and net income in the first quarter of 2013 of $137.3 million, or $3.25 per diluted share.  Net income in the first quarter of 2013 included a non-cash income tax benefit of $119.8 million related to the reversal of a significant portion of a valuation allowance previously established against the Company’s net deferred tax assets. Excluding this income tax benefit, net income for the first quarter of 2013 was $17.5 million, or $0.41 per diluted share.

“We are pleased to report another strong quarter of profitability," said John C. Dean, President and Chief Executive Officer.  “While our improved credit risk profile continues to positively impact our financial results, we were especially encouraged by the continuing improvement in our core earnings and our ability to meaningfully grow both loans and deposits during the past few quarters."

In addition, the Company’s Board of Directors declared a quarterly cash dividend of $0.08 per share on the Company’s outstanding common shares. The dividend will be payable on September 16, 2013 to shareholders of record at the close of business on August 30, 2013.

“As a result of our strong capital position and earnings consistency, we elected to reinstate dividend payments at this time, subject to ongoing Board review,” said Dean.  “We greatly appreciate the support and confidence of our shareholders over the past several years.”

Significant Highlights and Second Quarter Results

▪
Reported tenth consecutive profitable quarter since the Company’s recapitalization with net income of $14.3 million, compared to net income in the first quarter of 2013 of $17.5 million, excluding the $119.8 million non-cash income tax benefit described above.

▪	Declared quarterly cash dividend of $0.08 per share on the Company’s outstanding common shares payable on September 16, 2013.

▪
For the ninth consecutive quarter, the Company did not incur credit costs. We recorded a credit to the provision for loan and lease losses of $0.2 million, compared to a credit of $6.6 million for the first quarter of 2013.

▪	Reduced nonperforming assets by $14.4 million to $60.9 million at June 30, 2013 from $75.3 million at March 31, 2013.

▪
The ALLL, as a percentage of total loans and leases, decreased to 3.67% at June 30, 2013, compared to 3.82% at March 31, 2013.  In addition, the Company’s ALLL, as a percentage of nonperforming assets, increased to 143.05% at June 30, 2013 from 115.27% at March 31, 2013 and the Company’s ALLL, as a percentage of nonaccrual loans, increased to 162.95% at June 30, 2013 from 133.06% at March 31, 2013.

▪	Increased the loans and leases portfolio by $98.5 million to $2.37 billion at June 30, 2013, compared to $2.27 billion at March 31, 2013.

▪	Increased total deposits by $91.0 million to $3.86 billion at June 30, 2013, compared to $3.76 billion at March 31, 2013.

▪
Maintained a strong capital position with Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios of 21.55%, 22.83%, and 14.24%, respectively, as of June 30, 2013, compared to 22.16%, 23.43%, and 14.36%, respectively, as of March 31, 2013.  The Company’s capital ratios continue to be well in excess of the minimum levels required for a “well-capitalized” regulatory designation.

Earnings Highlights
Net interest income for the second quarter of 2013 was $33.2 million, compared to $30.3 million in the year-ago quarter and $30.7 million in the first quarter of 2013.  Net interest margin was 3.23%, compared to 3.17% in the year-ago quarter and 3.06% in the first quarter of 2013. The sequential quarter increase in net interest income and the net interest margin was primarily due to the recovery of interest on loans previously placed on nonaccrual status totaling $1.7 million and an overall increase in the Company’s interest earning assets, including net increases of $98.5 million and $69.4 million in its loan and investment securities portfolios, respectively.

The provision for loan and lease losses for the second quarter of 2013 was a credit of $0.2 million, compared to a credit of $6.6 million in the year-ago quarter and a credit of $6.6 million in the first quarter of 2013.  The credit to the provision for loan and lease losses was the result of continued improvement in the Company’s credit risk profile, as evidenced by the previously mentioned decrease in nonperforming assets and further reductions in the historical quarterly charge-off data used to calculate the ALLL.

Other operating income for the second quarter of 2013 totaled $17.8 million, compared to $13.6 million in the year-ago quarter and $13.0 million in the first quarter of 2013. The increase from the year-ago quarter was primarily due to higher net gains on sales of foreclosed assets of $7.7 million and higher other service charges and fees totaling $0.5 million, partially offset by lower unrealized gains on interest rate locks of $1.5 million, lower rental income from foreclosed properties of $0.8 million, lower service charges on deposit accounts of $0.7 million, lower income from bank-owned life insurance of $0.6 million, and lower net gains on sales of residential mortgage loans of $0.5 million. The sequential quarter increase was primarily due to higher net gains on sales of foreclosed assets of $7.1 million and higher other service charge and fees of $0.3 million, partially offset by lower unrealized gains on interest rate locks of $1.3 million, lower gains on sales of residential mortgage loans of $1.2 million, and lower income from bank-owned life insurance of $0.2 million.

Other operating expense for the second quarter of 2013 totaled $35.0 million, compared to $39.7 million in the year-ago quarter and $32.8 million in the first quarter of 2013.  The decrease from the year-ago quarter was primarily due to lower legal and professional fees of $1.9 million, an accrual totaling $1.8 million related to the settlement of a legal proceeding against the Company recorded in the second quarter of 2012, lower net credit-related charges (which includes changes in the reserve for unfunded commitments, write-downs of loans held for sale and foreclosed asset expense) of $1.6 million, lower amortization of other intangible assets of $0.9 million, and lower FDIC insurance expense of $0.7 million, partially offset by a higher provision for repurchased residential mortgage loans of $1.7 million, higher salaries and employee benefits of $0.6 million, and higher net occupancy expense of $0.4 million. The sequential quarter increase was primarily attributable to a higher provision for repurchased residential mortgage loans of $1.6 million and higher net credit-related charges of $1.1 million.

The efficiency ratio for the second quarter of 2013 was 76.68% (excluding net gains on sales of foreclosed assets of $7.7 million, foreclosed asset expense of $0.7 million, and amortization expense related to certain intangible assets totaling $0.7 million), compared to 80.41% in the year-ago quarter (excluding foreclosed asset expense of $2.6 million and amortization expense related to certain intangible assets totaling $1.6 million) and 72.74% (excluding foreclosed asset expense of $0.3 million, amortization expense related to certain intangible assets totaling $0.7 million, and net gains on sales of foreclosed assets of $0.6 million) in the first quarter of 2013.

In the second quarter of 2013, the Company recorded income tax expense of $1.9 million, which was attributable to the income tax liability generated from the sale of a foreclosed property at a gain of $7.2 million. In the first quarter of 2013, the Company recorded a non-cash income tax benefit of $119.8 million related to the reversal of a significant portion of a valuation allowance previously established against its net deferred tax assets during the third quarter of 2009. As of June 30, 2013, the Company’s net deferred tax assets totaled $144.1 million.

Balance Sheet Highlights
Total assets at June 30, 2013 of $4.7 billion increased by $479.7 million and $125.7 million from June 30, 2012 and March 31, 2013, respectively.

Total loans and leases at June 30, 2013 of $2.4 billion increased by $271.9 million and $98.5 million from June 30, 2012 and March 31, 2013, respectively.  The increase in total loans and leases from the first quarter of 2013 was due to an increase in the residential mortgage, consumer, and commercial mortgage loan portfolios of $60.4 million, $48.0 million, and $0.5 million, respectively, offset by a decrease in the construction and development, leases, and commercial loan portfolios of $8.5 million, $1.5 million, and $0.5 million, respectively.

Total deposits at June 30, 2013 were $3.9 billion, compared to $3.6 billion and $3.8 billion at June 30, 2012 and March 31, 2013, respectively.  Core deposits, which include demand deposits, savings and money market deposits, and time deposits less than $100,000, totaled $3.04 billion at June 30, 2013.  This represents an increase of $162.8 million from a year ago and an increase of $30.7 million from March 31, 2013.  Changes in total deposits during the quarter included an increase in time deposits, interest-bearing demand deposits, savings and money market deposits, and non-interest bearing demand deposits of $47.8 million, $28.2 million, $11.7 million, and $3.3 million, respectively.

Total shareholders’ equity was $642.0 million at June 30, 2013, compared to $480.5 million and $650.1 million at June 30, 2012 and March 31, 2013, respectively.

Asset Quality
Nonperforming assets at June 30, 2013 totaled $60.9 million, or 1.29% of total assets, compared to $75.3 million, or 1.64% of total assets at March 31, 2013.  The sequential-quarter change reflects net decreases in Mainland commercial mortgage assets of $6.4 million, Mainland construction and development assets of $3.5 million, Hawaii residential mortgage assets of $2.4 million, Hawaii construction and development assets of $1.3 million, and Hawaii commercial assets of $0.8 million.

Loans delinquent for 90 days or more still accruing interest totaled $17,000 at June 30, 2013.  We did not have any loans delinquent for 90 days or more still accruing interest at March 31, 2013.  In addition, loans delinquent for 30 days or more still accruing interest totaled $1.5 million at June 30, 2013, compared to $8.8 million at March 31, 2013.

Net recoveries in the second quarter of 2013 totaled $0.5 million, compared to net charge-offs of $3.9 million and $3.0 million in the second quarter of 2012 and first quarter of 2013, respectively.

The ALLL, as a percentage of total loans and leases, was 3.67% at June 30, 2013, compared to 3.82% at March 31, 2013.  The ALLL, as a percentage of nonperforming assets, was 143.05% at June 30, 2013, compared to 115.27% at March 31, 2013.  The ALLL, as a percentage of nonaccrual loans, was 162.95% at June 30, 2013, compared to 133.06% at March 31, 2013.

Capital Levels
At June 30, 2013, the Company’s Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios were 21.55%, 22.83%, and 14.24%, respectively, compared to 22.16%, 23.43%, and 14.36%, respectively, at March 31, 2013.  The Company’s capital ratios continue to exceed the levels required to be considered a “well-capitalized” institution for regulatory purposes.

Non-GAAP Financial Measures
This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items.  These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.    Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Conference Call
The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://investor.centralpacificbank.com.  Alternatively, investors may participate in the live call by dialing 1-888-317-6016.  A playback of the call will be available through August 27, 2013 by dialing 1-877-344-7529 (passcode: 10030912) and on the Company's website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $4.7 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 35 branches and 117 ATMs in the state of Hawaii, as of June 30, 2013.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

 **********

Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, plans and objectives of management for future operations, future economic performance, or any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “hopes,” “should,” “estimates,” or words of similar meaning.  While the Company believes that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to:  the effect of, and our failure to comply with any regulatory orders we are or may become subject to; our ability to continue making progress on our recovery plan; oversupply of inventory and adverse conditions in the Hawaii and California real estate markets and any weakness in the construction industry;  adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates,  deterioration in asset quality and further losses in our loan portfolio; the impact of local, national, and international economies and events (including political events, acts of war or terrorism, natural disasters such as wildfires, tsunamis and earthquakes) on the Company’s business and operations and on tourism, the military and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in economic conditions, including destabilizing factors in the financial industry and deterioration of the real estate market, as well as the impact from any declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular;  the impact of regulatory action on the Company and Central Pacific Bank and legislation affecting the banking industry; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, other regulatory reform, and any related rules and regulations on our business operations and competitiveness; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;  the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, securities market and monetary fluctuations;  negative trends in our market capitalization and adverse changes in the price of the Company’s common shares; changes in consumer spending, borrowings and savings habits; technological changes; changes in the competitive environment among financial holding companies and other financial service providers; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; our ability to attract and retain skilled executives and employees; changes in our organization, compensation and benefit plans; and our success at managing the risks involved in the foregoing items. For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year and, in particular, the discussion of “Risk Factors” set forth therein. The Company does not update any of its forward-looking statements except as required by law.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - June 30, 2013
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2013	2012	2013	2012

INCOME STATEMENT
Net income	$14,267	$10,812	$151,576	$24,290
Per common share data:
Basic earnings per share	0.34	0.26	3.62	0.58
Diluted earnings per share	0.34	0.26	3.59	0.58

PERFORMANCE RATIOS
Return on average assets (1)	1.24%	1.04%	6.72%	1.18%
Return on average shareholders' equity (1)	8.70	9.12	51.46	10.37
Net income to average tangible shareholders' equity (1)	8.90	9.48	52.79	10.80
Efficiency ratio (2)	76.68	80.41	74.72	77.71
Net interest margin (1)	3.23	3.17	3.15	3.20

			June 30,
REGULATORY CAPITAL RATIOS			2013	2012
Central Pacific Financial Corp.
Tier 1 risk-based capital			21.55%	23.04%
Total risk-based capital			22.83	24.32
Leverage capital			14.24	14.12

Central Pacific Bank
Tier 1 risk-based capital			20.35%	21.89%
Total risk-based capital			21.63	23.18
Leverage capital			13.40	13.43

			June 30,		%
			2013	2012	Change
BALANCE SHEET
Total assets			$4,706,756	$4,227,070	11.3%
Loans and leases			2,373,077	2,101,163	12.9
Net loans and leases			2,285,972	1,997,349	14.5
Deposits			3,855,666	3,562,317	8.2
Total shareholders' equity			642,035	480,513	33.6
Book value per common share			15.25	11.48	32.9
Tangible book value per common share			14.92	11.08	34.7
Market value per common share			18.00	14.12	27.5
Tangible common equity ratio (3)			13.38%	11.02%	21.4

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - June 30, 2013
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30,			%		June 30,		%
(in thousands, except per share data)	2013		2012	Change		2013	2012	Change

SELECTED AVERAGE BALANCES
Total assets	$4,594,615		$4,163,033	10.4%		$4,510,797	$4,132,725	9.1%
Interest-earning assets	4,176,895		3,858,276	8.3		4,141,306	3,829,764	8.1
Loans and leases, including loans held for sale	2,324,107		2,121,045	9.6		2,291,709	2,108,477	8.7
Other real estate	8,654		51,378	(83.2)		9,489	54,829	(82.7)
Deposits	3,752,684		3,500,162	7.2		3,715,568	3,469,797	7.1
Interest-bearing liabilities	3,013,978		2,855,941	5.5		2,989,677	2,841,025	5.2
Total shareholders' equity	655,932		474,041	38.4		589,049	468,297	25.8

						June 30,		%
						2013	2012	Change

NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)						$53,455	$120,949	(55.8	) %
Other real estate						7,437	49,379	(84.9)
Total nonperforming assets						60,892	170,328	(64.3)
Loans delinquent for 90 days or more (still accruing interest)						17	505	(96.6)
Restructured loans (still accruing interest)						27,263	9,193	85.9
Total nonperforming assets, loans delinquent for 90 days or more (still
accruing interest) and restructured loans (still accruing interest)						$88,172	$180,026	(56.7)

	Three Months Ended			%		Six Months Ended		%
	June 30,			Change		June 30,		Change
	2013		2012			2013	2012

Loan charge-offs	$2,496		$5,925	(57.9	) %	$7,221	$9,887	(27.0	) %
Recoveries	3,022		2,047	47.6		4,701	3,228	45.6
Net loan charge-offs (recoveries)	$(526)		$3,878	(113.6)		$2,520	$6,659	(62.2)
Net loan charge-offs (recoveries) to
average loans (1)	(0.09	) %	0.73%			0.22%	0.63%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - June 30, 2013
(Unaudited)

	June 30,
	2013	2012
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases and loans held for sale	2.24%	5.67%
Nonperforming assets to total assets	1.29	4.03
Nonperforming assets, loans delinquent for 90 days or more (still accruing interest) and restructured
loans (still accruing interest) to total loans and leases, loans held for sale & other real estate	3.68	8.25
Allowance for loan and lease losses to total loans and leases	3.67	4.94
Allowance for loan and lease losses to nonaccrual loans (including loans held for sale)	162.95	85.83

(1) Annualized

(2)
The efficiency ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company's GAAP financial information. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. Our efficiency ratio is derived by dividing other operating expense (excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed assets, loss on early extinguishment of debt, loss on investment transaction and loss on sale of commercial real estate loans) by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions and gains on sale of foreclosed assets). See Reconciliation of Non-GAAP Financial Measures.

(3)
The tangible common equity ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company's GAAP financial information. Comparison of our tangible common equity ratio with those of other companies may not be possible because other companies may calculate the tangible common equity ratio differently. Our tangible common equity ratio is derived by dividing common shareholders' equity, less intangible assets (excluding mortgage servicing rights (MSRs)) by total assets, less intangible assets (excluding MSRs).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Quarter Ended
(Dollars in thousands, except per share data)	June 30, 2013	March 31, 2013	June 30, 2012

Adjusted Diluted Earnings Per Share
Diluted earnings per share	$0.34	$3.25	$0.26
Release of valuation allowance on net deferred tax assets	-	(2.84)	-
Adjusted diluted earnings per share	$0.34	$0.41	$0.26

Efficiency Ratio
Total operating expenses as a percentage of net operating revenue	79.81%	74.96%	89.98%
Amortization of other intangible assets	(1.52)	(1.53)	(3.67)
Foreclosed asset expense	(1.61)	(0.69)	(5.90)
Write down of assets	-	-	-
Loss on early extinguishment of debt	-	-	-
Efficiency ratio	76.68%	72.74%	80.41%

Tangible Common Equity Ratio	June 30, 2013	June 30, 2012
Total shareholders' equity	$642,035	$480,513
Less: Other intangible assets	(14,041)	(16,715)
Tangible common equity	627,994	463,798

Total assets	4,706,756	4,227,070
Less: Other intangible assets	(14,041)	(16,715)
Tangible assets	4,692,715	4,210,355
Tangible common equity / Tangible assets	13.38%	11.02%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	March 31,	June 30,
(In thousands, except share data)	2013	2013	2012

ASSETS
Cash and due from banks	$57,477	$46,877	$72,967
Interest-bearing deposits in other banks	79,697	167,632	100,544
Investment securities:
Available for sale	1,510,861	1,537,065	1,632,524
Held to maturity (fair value of $245,450 at June 30, 2013,
$159,483 at March 31, 2013 and $495 at June 30, 2012)	254,981	159,363	487
Total investment securities	1,765,842	1,696,428	1,633,011

Loans held for sale	14,674	17,293	30,831
Loans and leases	2,373,077	2,274,598	2,101,163
Less allowance for loan and lease losses	87,105	86,806	103,814
Net loans and leases	2,285,972	2,187,792	1,997,349

Premises and equipment, net	48,807	48,578	50,195
Accrued interest receivable	14,138	14,148	12,596
Investment in unconsolidated subsidiaries	18,844	10,078	11,538
Other real estate	7,437	10,068	49,379
Mortgage servicing rights	20,690	21,466	22,985
Other intangible assets	14,041	14,709	16,715
Bank-owned life insurance	148,292	147,975	145,940
Federal Home Loan Bank stock	47,059	47,494	48,797
Other assets	183,786	150,539	34,223
Total assets	$4,706,756	$4,581,077	$4,227,070

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$860,694	$857,427	$769,010
Interest-bearing demand	720,741	692,537	626,613
Savings and money market	1,180,657	1,168,989	1,161,066
Time	1,093,574	1,045,738	1,005,628
Total deposits	3,855,666	3,764,691	3,562,317

Short-term borrowings	-	-	-
Long-tem debt	108,272	108,276	108,289
Other liabilities	90,837	48,058	65,982
Total liabilities	4,054,775	3,921,025	3,736,588

Equity:
Preferred stock, no par value, authorized 1,100,000 shares; issued and
outstanding none at June 30, 2013, March 31, 2013, and June 30, 2012	-	-	-
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding 42,088,976 shares at June 30, 2013, 41,938,294 shares at
March 31, 2013 and 41,867,892 shares at June 30, 2012	784,473	784,519	784,512
Surplus	72,173	71,735	67,933
Accumulated deficit	(197,851)	(212,118)	(372,558)
Accumulated other comprehensive income (loss)	(16,760)	5,965	626
Total shareholders' equity	642,035	650,101	480,513
Non-controlling interest	9,946	9,951	9,969
Total equity	651,981	660,052	490,482

Total liabilities and equity	$4,706,756	$4,581,077	$4,227,070

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
(In thousands, except per share data)	2013	2013	2012	2013	2012

Interest income:
Interest and fees on loans and leases	$26,505	$24,443	$24,393	$50,948	$49,401
Interest and dividends on investment securities:
Taxable interest	7,373	7,031	7,589	14,404	15,203
Tax-exempt interest	1,040	1,027	446	2,067	643
Dividends	6	5	4	11	7
Interest on deposits in other banks	68	89	47	157	128
Total interest income	34,992	32,595	32,479	67,587	65,382

Interest expense:
Interest on deposits:
Demand	87	81	89	168	175
Savings and money market	219	217	252	436	551
Time	720	759	962	1,479	2,035
Interest on long-term debt	793	869	917	1,662	1,860
Total interest expense	1,819	1,926	2,220	3,745	4,621

Net interest income	33,173	30,669	30,259	63,842	60,761
Provision (credit) for loan and lease losses	(227)	(6,561)	(6,630)	(6,788)	(11,620)
Net interest income after provision for loan and lease losses	33,400	37,230	36,889	70,630	72,381

Other operating income:
Service charges on deposit accounts	1,583	1,591	2,273	3,174	4,589
Other service charges and fees	4,643	4,330	4,156	8,973	8,577
Income from fiduciary activities	686	697	642	1,383	1,268
Equity in earnings of unconsolidated subsidiaries	192	28	169	220	215
Fees on foreign exchange	128	71	192	199	282
Income from bank-owned life insurance	317	564	942	881	1,533
Loan placement fees	178	149	193	327	433
Net gains on sales of residential loans	2,888	4,128	3,394	7,016	6,371
Net gains on sales of foreclosed assets	7,694	558	-	8,252	-
Other	(497)	914	1,653	417	3,578
Total other operating income	17,812	13,030	13,614	30,842	26,846

Other operating expense:
Salaries and employee benefits	18,242	18,535	17,629	36,777	34,255
Net occupancy	3,622	3,227	3,264	6,849	6,530
Equipment	878	958	1,021	1,836	1,978
Amortization of other intangible assets	2,109	2,248	3,031	4,357	4,792
Communication expense	870	950	816	1,820	1,670
Legal and professional services	1,945	2,310	3,806	4,255	7,863
Computer software expense	1,193	933	958	2,126	1,893
Advertising expense	728	812	857	1,540	1,726
Foreclosed asset expense	705	300	2,602	1,005	2,495
Write down of assets	-	-	-	-	1,759
Other	4,708	2,480	5,707	7,188	9,976
Total other operating expense	35,000	32,753	39,691	67,753	74,937

Income before income taxes	16,212	17,507	10,812	33,719	24,290
Income tax expense (benefit)	1,945	(119,802)	-	(117,857)	-
Net income	$14,267	$137,309	$10,812	$151,576	$24,290

Per common share data:
Basic earnings per share	$0.34	$3.28	$0.26	$3.62	$0.58
Diluted earnings per share	0.34	3.25	0.26	3.59	0.58

Basic weighted average shares outstanding	41,957	41,816	41,717	41,886	41,674
Diluted weighted average shares outstanding	42,320	42,297	41,959	42,235	41,959

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended						Six Months Ended
(Dollars in thousands)	June 30, 2013			June 30, 2012			June 30, 2013			June 30, 2012
	Average	Average		Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest
Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$108,612	0.25%	$68	$77,385	0.25%	$47	$126,593	0.25%	$157	$103,860	0.25%	$128
Taxable investment securities, excluding
valuation allowance	1,516,992	1.95	7,379	1,555,361	1.95	7,593	1,497,547	1.93	14,415	1,533,916	1.98	15,210
Tax-exempt investment securities,
excluding valuation allowance	179,724	3.56	1,600	55,688	4.93	686	177,798	3.58	3,180	34,714	5.70	989
Loans and leases, including loans held for sale	2,324,107	4.57	26,505	2,121,045	4.62	24,393	2,291,709	4.47	50,948	2,108,477	4.70	49,401
Federal Home Loan Bank stock	47,460	-	-	48,797	-	-	47,659	-	-	48,797	-	-
Total interest earning assets	4,176,895	3.41	35,552	3,858,276	3.40	32,719	4,141,306	3.33	68,700	3,829,764	3.44	65,728
Nonearning assets	417,720			304,757			369,491			302,961
Total assets	$4,594,615			$4,163,033			$4,510,797			$4,132,725

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$703,165	0.05%	$87	$614,480	0.06%	$89	$688,495	0.05%	$168	$592,242	0.06%	$175
Savings and money market deposits	1,179,152	0.07	219	1,158,955	0.09	252	1,175,573	0.07	436	1,152,396	0.10	551
Time deposits under $100,000	288,932	0.47	338	331,866	0.62	509	294,928	0.49	713	338,137	0.65	1,086
Time deposits $100,000 and over	734,456	0.21	382	642,349	0.28	453	722,405	0.21	766	646,929	0.30	949
Short-term borrowings	-	-	-	-	-	-	-	-	-	6	0.76	-
Long-term debt	108,273	2.94	793	108,291	3.41	917	108,276	3.10	1,662	111,315	3.36	1,860
Total interest-bearing liabilities	3,013,978	0.24	1,819	2,855,941	0.31	2,220	2,989,677	0.25	3,745	2,841,025	0.33	4,621
Noninterest-bearing deposits	846,979			752,512			834,167			740,093
Other liabilities	67,777			70,567			87,952			73,335
Total liabilities	3,928,734			3,679,020			3,911,796			3,654,453
Shareholders' equity	655,932			474,041			589,049			468,297
Non-controlling interest	9,949			9,972			9,952			9,975
Total equity	665,881			484,013			599,001			478,272
Total liabilities & equity	$4,594,615			$4,163,033			$4,510,797			$4,132,725

Net interest income			$33,733			$30,499			$64,955			$61,107

Net interest margin		3.23%			3.17%			3.15%			3.20%